The business combination described in this document involve securities of a Japanese company. The business combination is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of their officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the business combination, such as in the open market or through privately negotiated purchases.

Note: This document has been translated from a part of the Japanese original for reference purposes only. In the event of any discrepancy between this translated document and the Japanese original, the original shall prevail.

Matters Not Included in Paper-Based Documents
Delivered to Shareholders Who Requested the
Delivery of Such Documents Based on Laws and
Regulations and the Articles of Incorporation for
Notice of the 114th Ordinary General Meeting of
Shareholders

System to ensure the appropriate operations and
overview of its implementation
Notes to “Consolidated Financial Statements” and
“Nonconsolidated Financial Statements”

Details of nonconsolidated financial statements, etc.
for the most recent business year of AEON CO., LTD.

Business year (114th term)	(March 1, 2024 – February 28, 2025)

AEON MALL Co., Ltd.

In accordance with the provisions of laws and regulations and Article 15 of the Company’s Articles of Incorporation, the above matters are excluded from the paper-based documents delivered to shareholders who requested the delivery of documents stating matters for which measures for providing information in electronic format are to be taken.

System to ensure the appropriate operations and overview of its implementation

(1)	Decisions regarding system to ensure the appropriate operations
(i)	System for retention and management of information on the execution of duties by Directors of the Company

The Company prepares approval documents, meeting minutes, and other documents necessary for the execution of the duties by the director or employee, in accordance with the internal regulations of the Company.

Documents (including electronic media) that have been prepared are stored and managed in a secure, fully searchable format appropriate for each storage medium, and are maintained in a viewable form as necessary.

The management division specified in the Document Management Rules takes charge of the management of such records and prevents leakage to external parties.

(ii)	Regulations for controlling the risk of operating loss incurred by the Company and its subsidiaries (the “Group”) and other systems

The Company designates its President as the executive director of risk management and business unit heads as officers in charge of risk management. These individuals are tasked with developing a system and environment to ensure business continuity and the safety of human lives.

The Group has established Risk Management Regulations to prevent crises, respond promptly, and minimize damages in the event of a crisis, striving to reduce risk and mitigate any damages. We have designated management divisions to address risk management by category, and we strive to improve overall corporate value by managing risks of loss for the group as a whole.

In addition, for the Company to be able to protect and manage information assets from organizational, human, physical, and technical perspectives, the Company has established the Information Security Management Rules to clarify the responsibility hierarchies structures for information security, and strives to maintain and improve the information security level, as well as information systems of the Company and of the Group.

The Company has established the Risk Management Committee chaired by the Administration Manager to discuss issues and countermeasures related to the promotion of risk management for the entire Group, and report the proceedings to the Management Meeting. Also, we will report significant matters to the Board of Directors and notify them annually.

In order to enhance the effectiveness of risk management, the Department in charge of internal audits formulates an annual audit plan and conducts internal audits in accordance with the Internal Auditing Rules. The annual audit plan will be reported to the Board of Directors.

(iii)	System to ensure the efficiency of duties executed by Directors of the Company and its subsidiaries, employees who execute business operations, personnel who execute duties as specified in Article 598, Paragraph 1 of the Companies Act, and other persons equivalent to such personnel (“subsidiaries’ directors, etc.”)

In addition to holding regular Board of Directors meetings at least once a month, the Company convenes extraordinary meetings of the Board of Directors. Decisions encompassing substantial risk threatening far-reaching impact on the Group are brought to the Management Meeting for discussion. These decisions are then approved by the President and/or by resolution of the Board of Directors.

Moreover, AEON MALL established a Management Strategy Advisory Committee as an advisory body to the President, which holds a meeting once a month in principle, sets themes out of important policies and management issues; discusses and exchanges opinions about the direction of its stance and initiatives, concrete plans, and progress to promote policy realization and management issue resolution based on opinions and advice from independent outside officers.

Regarding business execution, in order to strengthen the corporate governance system, an executive officer system has been established to separate the supervisory and business execution functions, speed up management decision-making, and ensure efficiency in the execution of duties. Further, management responsibilities are clarified by granting the authority required for the performance of duties according to the predetermined Rules for Organization Management, Rules for Segregation of Duties, and Rules of Jurisdiction, etc.

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As a system to ensure the efficiency of the performance of duties of the subsidiaries’ directors, etc., the Board of Directors of the Company approves a Group Medium-term Management Plan, annual management goals, budget distribution, etc. that include subsidiaries, inspects the progress of business strategies and measures in line with such plan and goals on a quarterly basis, and receives reports on other important information.

(iv)	System to ensure compliance in the performance of duties by Directors and employees of the Company, and directors, etc. and employees of its subsidiaries with laws and regulations and the Articles of Association

We emphasize compliance management to contribute toward the sustainable development of local communities and meet our social responsibilities. To prevent harassment, we have formulated the Rules for the Prevention of Harassment, and we implement education and awareness raising. Furthermore, to prevent bribery, we have set up internal systems in the Group and implement education based on the Basic Rules for the Prevention of Bribery.

The Company has established a Compliance Committee, chaired by the Administration Manager, for the purpose of raising individual awareness and establishing an education system to ensure compliance with laws, regulations, and internal rules, and to identify compliance-related problems and discuss remedial measures, with its proceedings reported to the Management Meeting. Also, we will report significant matters to the Board of Directors and notify them annually.

As a contact point for reporting internal problems, the Company has established the helpline, AEON MALL Hotline (our labor union has launched a separate Union 110 Hotline). We will also install a similar helpline system at our subsidiaries. In addition to ensuring that the privacy of users of this helpline is protected and that they are not subjected to any disadvantageous treatment, in case any report or whistle-blowing is made, its content shall be examined, and if there is a violation, necessary measures shall be taken in accordance with the internal regulations, and then measures to prevent recurrence are formulated and implemented across the Company, and reported to the Compliance Committee.

(v)	System to ensure the appropriate operations of the corporate group, comprising the Company, its parent, and subsidiaries

In the event that a Director conducts a transaction that may cause a substantial conflict of interest or a competitive relationship with the Company for themselves or for a third party such as the parent company, a subsidiary, or other company of the AEON Group, the Director shall discuss the matter at the Management Meeting and obtain the approval of the Board of Directors before conducting such transaction.

In the event of transactions with companies of the AEON Group, these shall be conducted under appropriate conditions based on market prices in accordance with Rules for Managing Related-Party Transactions. The rationality and appropriateness of the transactions shall be carefully examined by reporting to the Board of Directors once a year on the percentage change in annual transaction results with each trading partner involved.

In addition, the Governance Committee, consisting solely of Independent Outside Directors, has been established as an advisory body to the Board of Directors to deliberate on matters relating to organizational restructuring and important transactions with the parent company and AEON Group companies from the perspective of improving the Company’s corporate value, as well as the fairness and rationality of such transactions, and reports on its proceedings to the Board of Directors. When the Board of Directors deliberates, special interested parties are excluded from the resolution to ensure the fairness of the procedure.

Furthermore, the Group makes its decisions after confirming the fairness and reasonableness of the transaction.

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As a system of reporting matters concerning the performance of duties by the subsidiaries’ directors, etc., the Company requires the subsidiaries to report to the Management Meeting based on Rules for Management of Affiliates established by the Company.

The department in charge of internal auditing performs audits of the Company and its subsidiaries according to the Internal Auditing Rules to ensure the appropriate operations of the Company and its subsidiaries and reports to the President and the full-time Audit & Supervisory Board Members by means of a written internal audit report. In addition, it regularly reports on the results of audit to the Board of Directors.

(vi)	Matters concerning employees who provide assistance with the duties of Audit & Supervisory Board Members of the Company (“Assistants”) when the Audit & Supervisory Board Members decide to hire such Assistants, matters concerning the independence of the Assistants from Directors of the Company, and matters related to ensuring the effectiveness of the instructions provided to the Assistants

The Company selects and appoints Assistants for the Audit & Supervisory Board Members upon consultation with the Audit & Supervisory Board. The Assistants will not receive orders or instructions from the Directors or any other employees.

The personnel appraisal of Assistants is performed through consultation with the Audit & Supervisory Board Members, and personnel changes and reprimanding of Assistants require the advance agreement of the Audit and Supervisory Board Members.

(vii)	System of reporting to Audit & Supervisory Board Members of the Company

Directors and employees of the Company, and directors, etc. and employees of its subsidiaries shall report on the situation of management, business operation, finances, progress of internal audits, risk management, and compliance at a meeting of the Board of Directors or the Management Meeting attended by the Audit & Supervisory Board Members.

If Directors or employees of the Company, or directors, etc. or employees of its subsidiaries discover matters that affect the operations or business performance of the Company or its subsidiaries, violations of laws and regulations, or other issues concerning legal compliance, which may cause serious damage to the Company or its subsidiaries, or these have been reported by any of such persons, they shall immediately report to Audit & Supervisory Board of the Company.

The Company and its subsidiaries prohibit treating the persons who have made such a report in a disadvantageous manner because they have made the report, and will ensure that this rule is clearly communicated to Directors and employees of the Company, and directors, etc., Audit & Supervisory Board Members, and employees of its subsidiaries.

(viii)	Matters concerning policies for the advance payment of expenses required for the performance of duties by Audit & Supervisory Board Members of the Company and reimbursement and other procedures for the treatment of expenses or obligations associated with the performance of such duties

When the Company receives a request for the advance payment, etc. of expenses from Audit & Supervisory Board Members based on Article 388 of the Companies Act, the Company shall pay such expenses without delay based on the internal regulations. The responsible department takes measures regarding the budget required for such payment in every fiscal period.

(ix)	Other systems to ensure the effective auditing by Audit & Supervisory Board Members of the Company

The department in charge of internal auditing works closely with the Audit & Supervisory Board by, for instance, discussing the details of internal audits with the Audit & Supervisory Board Members as appropriate, and performs audit operations in cooperation to contribute to efficient auditing by the Audit & Supervisory Board Members.

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(2)	Overview of its implementation of system to ensure the appropriate operations

The Company acknowledges that the internal control system is appropriately operated in accordance with “Decisions regarding system to ensure the appropriate operations,” which is described in the preceding paragraph.

The major operational status for the current fiscal year is as follows.

Regarding business execution, the executive officer system was introduced in May 2023 to separate the supervisory and business execution functions and strengthen the supervisory and monitoring functions of the Board of Directors. Further, for responses to transactions that may cause a conflict of interest between the Company and its parent or Group companies, we deliberate on the rationality of transactions and the appropriateness of the terms and conditions of the transactions in accordance with Rules for Managing Related-Party Transactions. For important proposals to be brought before the Board of Directors in particular, the Governance Committee, which consists solely of Independent Outside Directors, deliberates on the fairness and rationality of the relevant transactions and reports the findings to the Board of Directors. In addition, once a year, a report is submitted on the percentage increase or decrease in annual transactions with each of the related-party counterparties, and the rationality and reasonableness of the transactions are scrutinized.

Regarding our risk management systems, based on findings through a risk survey and its responses to serious incidents occurred and new business fields and environments, the Company divided risks according to their impact. The Company is building a more effective management system by assigning the intensive discussion of the details of initiatives taken by management divisions to the Risk Management Committee. The system is designed to quickly respond to changes in the business environment by reviewing risk level classifications on a regular basis each financial year and as necessary.

In addition to conducting risk surveys, the system for reviewing strategic management risks is reviewed, new risks associated with the launch of new businesses are examined and countermeasures taken, and training is provided to improve risk management skills and risk sensitivity in each department and employee, thereby further increasing the effectiveness of the risk management system.

The risk management systems of the Company’s subsidiaries OPA Co., Ltd., China, Vietnam, Cambodia, and Indonesia are autonomously promoted in accordance with the Company, and each has its own risk management committee to discuss risk responses in the same way as the Company. We are also working to improve the effectiveness of the Group-wide risk management system by updating it to the latest risks based on the most recent risk surveys conducted by each company.

Regarding our compliance systems, domestic subsidiaries and overseas corporations also participate in the Compliance Committee to develop systems to promote compliance globally. Also, training for directors and officers, executive training, and general training are conducted respectively to ensure that all employees are aware of compliance promotion.

Regarding our internal audit systems, the internal audit department manages the progress of improvements and semi-annually reports on the audit to the Management Meeting and the Board of Directors. The internal audit department holds meetings with full-time Audit & Supervisory Board Members once a month to coordinate their efforts.

-Initiatives for eliminating antisocial forces-

1.	Basic Stance

From the perspectives of the strict implementation of compliance management and the protection of the Company, we are aware that it is one of our corporate social responsibilities to have no relations with antisocial forces, to take a firm attitude towards their unreasonable demands and to reject such demands.

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2.	Readiness to Eliminate Antisocial Forces
(i)	In the event of any unreasonable demand from any antisocial force, no individual staff members should deal with it on their own. We will give an organizational response, including the possibility of civil or penal legal action, after building close collaboration with outside experts and investigative authorities.
(ii)	We are a member of the Bouryokudan Tsuiho Chiba Kenmin Kaigi (Chiba Prefectural Citizen Committee Against Organized Crime Groups). In close collaboration with the police, crime prevention associations and other organizations on a normal basis, we strive to gather information about antisocial forces and compile information from across the Company at the department in charge, including information collected from our individual business offices. We also undertake in-house activities to build awareness.
(iii)	The Company investigates any involvement of its business partners with antisocial forces and ensures elimination of such forces based on the Transaction Management Rules.

(3)	Policy regarding decisions on dividends of surplus

The Company recognizes that returning profits to shareholders through improving earnings power is a key management priority. Our basic policy on income distribution emphasizes steady and continual dividend payments to shareholders, while using internal reserves to invest in structural business improvements, including investments in growth businesses, new businesses, and other areas that strengthen our operating foundation.

We issue dividends twice annually, in the interim and at the end of the fiscal year. In accordance with the provisions of Article 459, Paragraph 1 of the Companies Act, we have stipulated in the Articles of Association that dividends paid from surplus are to be determined by resolution of the Board of Directors. Our policy is that, having entered a stage where our overseas business has reached the cash flow-generating stage, we will maintain a consolidated dividend payout ratio of at least 30%, with long-term and continuous dividend increases commensurate with the stage of growth.

[Dividends of surplus for the fiscal year under review]

Pursuant to a resolution by the Board of Directors held on April 11, 2025, the year-end dividend payment from surplus for the fiscal year under review is an ordinary dividend of ¥25 per share. The total annual dividend for the fiscal year is ¥50 per share including the interim dividend of ¥25 per share.

The starting date for the year-end dividend payments (effective date) is Friday, May 2, 2025.

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Notes to “Consolidated Financial Statements” and “Nonconsolidated Financial Statements”

Notes to significant matters for preparation of consolidated financial statements

1.	Matters concerning scope of consolidation

Number of consolidated subsidiaries:          60

Names of major consolidated subsidiaries:

AEON MALL (CHINA) BUSINESS MANAGEMENT CO., LTD., AEON MALL (CAMBODIA) CO., LTD., PT. AEON MALL INDONESIA, AEON MALL (GUANGDONG) BUSINESS MANAGEMENT CO., LTD., PT. AMSL INDONESIA, AEON MALL Long Bien Co., Ltd., AEON MALL VIETNAM CO., LTD., PT. AMSL DELTA MAS, AEON MALL (CHINA) CO., LTD., AEON MALL DIANYA (TIANJIN) BUSINESS MANAGEMENT CO., LTD., OPA Co., Ltd.

Please note that AEON MALL HIMLAM Company Limited changed its name to AEON MALL Long Bien Co., Ltd. on May 30, 2024.

AEON MALL (HUNAN) XIANGJIANG NEW AREA BUSINESS MANAGEMENT CO., LTD., Kunshan Mall Investment Limited, and KUNSHAN MALL REAL ESTATE DEVELOPMENT CO., LTD. were established during the current fiscal year. Accordingly, these entities have been included in the scope of consolidation.

2.	Matters concerning the application of the equity method

Number of affiliates applying the equity method:          1

Name of company applying the equity method: Marimo Co., Ltd.

While the fiscal year for the affiliate accounted for by the equity method differs from the consolidated fiscal year, the equity method is applied based on the financial statements of the affiliate.

3.	Matters concerning fiscal years, etc. of consolidated subsidiary

Of consolidated subsidiaries, AEON MALL (CHINA) BUSINESS MANAGEMENT CO., LTD. and 51 other companies end their fiscal years on December 31. In preparation of the consolidated financial statements, the financial statements as of the said balance sheet date are used. In addition, AEON MALL MYANMAR CO., LTD and one other company end their fiscal years on March 31. We prepare our consolidated financial statements using the December 31 respective balance sheet dates of our consolidated subsidiaries. For consolidation purposes, the Company makes necessary adjustments to reflect any significant transactions occurring between January 1 and the consolidated balance sheet date.

4.	Matters concerning accounting policies
(1)	Measurement policy and method of significant assets
(i)	Securities

Available-for-sale securities

Securities other than shares without market value

Stated at market value (all valuation gains and losses are treated as a component of net assets and the cost of securities sold is determined by the moving-average method.)

Shares without market value

Stated at cost determined by the moving-average method

(ii)	Derivatives

Stated at market value

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(2)	Method for depreciating and amortizing significant depreciable and amortizable assets
(i)	Property, plant and equipment (excluding right-of-use assets)

Depreciated using the straight-line method based on the economic useful life

The Company has adopted the following ranges of economic useful life for each asset category:

Buildings and structures	2 to 39 years
Machinery and transportation equipment	3 to 17 years
Furniture and fixtures	2 to 20 years

(ii)	Intangible assets

Amortized using the straight-line method

Software used in-house is amortized using the straight-line method over an estimated useful life of five years for internal use.

(iii)	Right-of-use assets

Amortized using the straight-line method

(iv)	Long-term prepaid expenses

Amortized in equal installments based on contract periods and other factors (period of amortization: 2 to 50 years)

(3)	Accounting policy for deferred assets

Bond issuance costs are treated as expenses when paid.

(4)	Accounting policy for significant allowances and provisions
(i)	Allowance for doubtful receivables

The Company has recorded the estimated unrecoverable amount as the provision for losses arising from bad debt of receivables such as notes and accounts receivable-trade after reviewing the recoverability of ordinary receivables based on the historical bad debt ratio, and the recoverability of certain receivables such as doubtful account receivables on an individual basis.

(ii)	Allowance for employee bonus

The Company has recorded the estimated amount of payment incurring during the current fiscal year as allowance for bonuses to be paid to employees, including part-time employees.

(iii)	Allowance for director and corporate auditor performance-based remuneration

The Company has recorded the estimated amount of payment incurring during the current fiscal year as allowance for performance-based remuneration for director and corporate auditor.

(iv)	Provision for loss on store closing

The Company has recorded estimated losses on store closing, including early cancellation penalty charges, which are reasonably expected to incur due to store closures.

(5)	Accounting policy for significant revenue and expenses

The following is a description of the major performance obligations in the Group principal businesses related to revenue from contracts with customers and the usual time at which such performance obligations are satisfied (usual time at which revenues are recognized). For major Group transactions involving performance obligations related to real estate lease transactions based on mall-opening contracts with customers, the Group recognizes in accordance with the “Accounting Standard for Lease Transactions” (ASBJ No.13, March 30, 2007).

Common area expense income based on store-opening contracts, etc.

9

As the manager of commercial facilities operated by the Group and based on store-opening contracts with customers, we are obligated to provide security, cleaning, greenery management and other facilities management services, maintenance and management services related to electricity, water, and other facilities. We are also obligated to provide effective sales promotion activities for the benefit of tenants. As these services are provided to tenants in satisfaction of these performance obligations, the Company recognizes revenues over the contract period with tenants, primarily based on the passage of time.

In addition, a variable income component is included for maintenance and management obligations related to facilities such as electricity and water on a pay-as-incurred basis. The terms of this variable income are related to the actual use of electricity, water, etc., by tenants, and the variable income is allocated to the performance obligations related to the variable income in its entirety after considering the performance obligation and payment terms in the contract.

Payments from tenants are usually received prior to the satisfaction of performance obligations, or are generally collected within approximately one month from the time the performance obligations are satisfied, and do not include a significant financial component.

PM Management Contract Fees

Under management contract agreements with customers, the Group is obligated to perform all services related to the operation of commercial facilities, including the creation of operating policies, facility management services such as security and cleaning, and tenant leasing services. As these services are provided to customers in satisfaction of performance obligations, the Company recognizes revenues over the contract period with tenants, primarily based on the passage of time.

In addition, management contract agreements include a variable income component based on the operating performance of the commercial facilities in question as an incentive fee. The terms of this variable income are related to the actual commercial facilities management results, and the variable income is allocated to the performance obligation related to the variable income in its entirety after considering the entirety of the performance obligation and payment terms in the contract.

Payments from customers are usually received within one month of the satisfaction of the performance obligation and do not include a significant financial component.

(6)	Accounting policy for translating significant foreign currency-denominated assets and liabilities into Japanese yen

Foreign currency-denominated monetary claims and obligations are translated into yen amounts at the rates of exchange in effect as of the consolidated balance sheet date. Differences are treated as a gain or loss. Assets and liabilities of overseas subsidiaries are translated into yen amounts at the rates of exchange in effect as of the balance sheet dates of each subsidiary in question. Revenues and expenses are translated into yen amounts at the average exchange rate during the period. Translation differences of overseas subsidiaries are included in foreign currency translation adjustment and non-controlling interests under net assets.

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(7)	Significant accounting policy for hedging
(i)	Accounting policy for hedging

Deferred hedge accounting is used in principle. Special hedge accounting is applied to interest rate swaps that meet the criteria for the special hedge accounting.

(ii)	Hedging instruments and hedged items

Hedging Instruments:	Interest rate swaps
Hedged items:	Debts

(iii)	Hedging policy

Based on Group regulations, interest rate swaps are conducted for the purpose of hedging against the risk of fluctuations in interest rates.

The exceptional treatment prescribed in the Practical Solution on the Treatment of Hedge Accounting for Financial Instruments that Reference LIBOR (ASBJ PITF No.40, March 17, 2022) is applied to all hedging relationships above included in the scope of the Practical Solution. The details of hedging relationships to which the Practical Solution is applied are as follows.

Accounting policy for hedging:	Special hedge accounting is used.
Hedging Instruments:	Interest rate swaps

Hedged items:	Debts
Type of hedge transactions:	Transactions conducted for the purpose of hedging against the risk of fluctuations in interest rates

(iv)	Evaluation of hedging effectiveness

The Company compares fluctuations in market prices or cash flows between hedged items and hedging instruments over their respective periods from the start of hedging to the time of the measurement of effectiveness. The fluctuations in these parameters are used as a benchmark for evaluating hedging effectiveness. However, the evaluation of hedging effectiveness for interest rate swaps accounted for under special hedge accounting is omitted.

(8)	Other significant matters concerning the preparation of consolidated financial statements

Accounting method for retirement benefits

The Company has recorded retirement benefit obligations less pension assets at the end of the current fiscal year for the provision of retirement benefits for employees. In the calculation of retirement benefit obligations, the method of attributing estimated retirement benefits to terms up to the current fiscal year is in line with benefits calculation formula rules.

Actuarial differences are expensed from the following fiscal year using the straight-line method over a period not exceeding a certain period (10 years) of average remaining service period of employees when the actuarial differences are incurred.

Unrecognized actuarial gains and losses are recorded in remeasurements of defined benefit plans as part of total other comprehensive income under net assets after adjusting for tax effects.

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Notes to accounting estimates

Impairment of fixed assets

(1)	Amount recognized in consolidated financial statements for the current fiscal year
Property, plant and equipment	¥1,370,241 million
Intangible assets	¥3,586 million
Long-term prepaid expenses	¥50,028 million
Impairment loss	¥7,179 million

(2)	Information that contributes to understanding of the content of accounting estimates
(i)	Calculation method of amount recognized in consolidated financial statements for the current fiscal year

The Group has defined individual stores in the Mall Business as the smallest unit for asset grouping, in principle, for the purpose of applying impairment accounting of its fixed assets. As for the Group’s domestic fixed assets, upon having identified any such asset or asset group as showing signs of impairment in accordance with the Accounting Standard for Impairment of Fixed Assets and other such standards, the carrying amount of such an asset or asset group is reduced to its recoverable amount and posted as an impairment loss if the sum total of undiscounted future cash flows derived from such an asset or asset group is less than the carrying amount. The recoverable amount is calculated as the higher of either the net realizable value or the value in use of the fixed assets.

Fixed assets of the overseas subsidiaries are to be accounted for in compliance with the International Financial Reporting Standards (IFRS), and in accordance with the Practical Solution on Unification of Accounting Policies Applied to Foreign Subsidiaries, etc. for Consolidated Financial Statements (ASBJ PITF No. 18). Therefore, upon having identified any such asset or asset group as showing signs of impairment, the carrying amount of such an asset or asset group is reduced to its recoverable amount and posted as an impairment loss if the sum total of discounted future cash flows derived from such asset or asset group is less than the carrying amount. The recoverable amount is calculated as the higher of either the fair value less disposal costs or the value in use.

In estimating future cash flows for the sake of recognizing and measuring impairment losses on fixed assets, the Company uses forecast values calculated based on certain rates of growth and other such variables for periods extending beyond those of business plans, pursuant to business plans that have been approved by management. Operating revenue, which serves a major component of the business plans and mainly consists of fixed rent from tenants, variable rent, and other proceeds, is reflected in the business plans upon taking into account the likelihood of future volatility.

Moreover, discount rates used to estimate value in use are calculated based on available external data and enlist the advice of corporate valuation professionals when necessary. For details on discount rate values used in each business segment, please refer to “Notes to consolidated statement of income, 2. Impairment loss.” Net realizable value (Japan) and fair value less disposal costs (overseas subsidiaries) are calculated largely based on real estate appraisal values.

(ii)	Significant assumptions used to calculate the amount recognized in consolidated financial statements for the current fiscal year

Significant assumptions enlisted in estimating future cash flows for individual assets and asset groups include forecasted rates of market growth, changes in the status of developing areas in the vicinity of store locations, effects of measures such as store renovations, attracting tenants, and sales promotions, changes in specialty store sales and rents, and wage levels, etc. Changes particularly with respect to rates of market growth and the status of developing areas in the vicinity of mall locations are estimated based on available external data and publicly available information. Effects of measures such as store renovations, attracting tenants, and sales promotions are estimated based on decisions made by the Company and contracts entered into with tenants and other parties. Changes in specialty store sales and rents are estimated based on factors that include past performance at other similar stores. Wage levels and related factors are estimated with consideration given to the status of labor-management negotiations and other relevant factors.

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(iii)	Impact on consolidated financial statements for the following fiscal year

Impairment loss recognition and measurement are subject to estimates based on the aforementioned significant assumptions. As such, there is a possibility that the Company may incur impairment losses in the following fiscal year under a scenario of deteriorating profitability of respective stores due to situations such as downturns in rental income attributable to tenant departures and sluggish personal spending or a rise in expenses resulting from fluctuations in prices, etc., and an increase in the discount rate owing to changes in interest rate.

Notes to consolidated balance sheet

1.	The amount of receivables from contracts with customers in notes and accounts receivable-trade, and the amount of contract liability in other (current liabilities) are provided under “Notes on revenue recognition, 3. Information to understand the amount of revenue for the current fiscal year and for the following and subsequent fiscal years.”

2.	Assets pledged as collateral

(Millions of yen)

Buildings and structures	5,342
Land	2,331
Total	7,674

Obligations backed by above collateral

(Millions of yen)

Current portion of long-term debt	476
Long-term debt	2,380
Total	2,857

3.	Accumulated depreciation of property, plant and equipment ¥701,892 million

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Notes to consolidated statement of income

1.	Losses on retirement of fixed assets consist of the following items.

(Millions of yen)

Buildings and structures	313
Furniture and fixtures	15
Demolition and removal expenses	1,063
Other	10
Total	1,403

2.	Impairment loss

The Group recorded impairment losses on the following asset groups during the current fiscal year (March 1, 2024 to February 28, 2025).

(Millions of yen)

Location	Use	Type	Amount
Osaka Prefecture	Store	Buildings, etc.	531
Miyagi Prefecture	Store	Buildings, etc.	1,045
Overseas (China)	Store	Right-of-use assets, etc.	3,954
Overseas (Vietnam)	Development property	Construction in progress	1,104
Overseas (Cambodia)	Warehouse	Buildings, etc.	299
Overseas (Myanmar)	Development property	Construction in progress	243
		Total	7,179

The Group has defined individual stores in the Mall Business as the smallest unit for asset grouping. Idle assets are grouped in the unit of the respective assets. Common-use assets are grouped in larger units that include groups contributing to the generation of future cash flows.

The carrying amounts of asset groups above were reduced to their respective recoverable amount due to a significant decline in their profitability and a change causing a substantial decrease in the recoverable amount. The write-down was posted as impairment loss under extraordinary losses.

The recoverable amounts are calculated based on either value in use, net realizable value, or fair value less disposal costs. No future cash flows are expected for value in use of certain facilities; therefore, the value in use has been measured as zero. The value in use for locations Overseas (China) is calculated by discounting future cash flows at 9.36%. The total impairment losses above include ¥1,798 million in buildings and structures, ¥2 million in machinery and transportation equipment, ¥30 million in furniture and fixtures, ¥3,034 million in right-of-use assets, ¥1,347 million in construction in progress, ¥962 million in long-term prepaid expenses, and ¥3 million in other. Net realizable value and fair value less disposal costs are calculated largely based on real estate appraisal values.

3.	A gain on lease modification was recorded for certain facilities due to changes in lease terms.

4.	An impairment loss and provision for loss on store closing were recorded for certain facilities due to decisions such as the termination of management and operational services.

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Notes to consolidated statement of changes in shareholders’ equity

1.	Matters concerning the type and total number of shares issued
	Type of shares	Number of shares at the beginning of the current fiscal year (shares)	Increase in shares (shares)	Decrease in shares (shares)	Number of shares at the end of the current fiscal year (shares)	Remarks
Shares issued	Common stock	227,560,939	10,200	—	227,571,139	(Note 1)
Treasury stock	Common stock	4,796	100	—	4,896	(Note 2)

(Notes)

1.	An increase of 10,200 shares issued and outstanding is due to the exercise of stock acquisition rights.
2.	An increase in treasury stock is due to the Company’s purchase of 100 shares constituting less than one unit.

2.	Matters concerning dividends
(1)	Dividends paid

Resolution	Type of shares	Total dividends (Millions of yen)	Dividend per share (yen)	Record date	Effective date
Board of Directors meeting on April 9, 2024	Common stock	5,688	25.00	February 29, 2024	May 7, 2024
Board of Directors meeting on October 8, 2024	Common stock	5,688	25.00	August 31, 2024	October 22, 2024
(2)	Dividends whose record date is in the current fiscal year and whose effective date is in the following fiscal year

The following resolutions are scheduled at the Board of Directors meeting to be held on April 11, 2025.

Type of shares	Total dividends (Millions of yen)	Source of dividends	Dividend per share (yen)	Record date	Effective date
Common stock	5,689	Retained earnings	25.00	February 28, 2025	May 2, 2025

3.	Matters concerning stock acquisition rights

Type and the number of shares underlying the stock acquisition rights at the end of the current fiscal year (excluding those for which the first date of exercise period has not come).

Common stock 27,400 shares

15

Notes to financial instruments

1.	Matters concerning the status of financial instruments
(1)	Policy on financial instruments

The Group operates the Mall Business while assuming the central role of Shopping Center Development Business for AEON and leases mall store spaces to general tenants, as well as general merchandise store operators, AEON Retail Co., Ltd. and the companies of the AEON Group. In conducting the respective businesses, funds are managed mainly through specific financial assets such as highly secured time deposits and deposits of funds with AEON CO., LTD., and financing is procured by means of indirect financing, including bank borrowings, as well as direct financing through the issuance of corporate bonds and commercial papers, and liquidation of receivables. Derivatives are not intended to be traded for speculative purposes under a policy with the aim of avoiding risks of interest or exchange rate fluctuations arising from fund procurement, or loans and borrowings with respect to overseas consolidated subsidiaries.

(2)	Contents and risks of financial instruments

Notes and accounts receivable-trade, which are trade receivables, are exposed to the credit risk of customers.

Deposits paid to affiliates represent management trust deposits with AEON CO., LTD., the parent company, based on depositary agreements with the said company.

Investment securities mainly consist of stocks of companies that have business relationships with the Group and are exposed to market price fluctuation risk and credit risk.

Lease deposits paid, which are mostly related to leases of stores, are exposed to credit risk of lessees.

Notes and accounts payable-trade, which are trade payables, are mainly due within one year.

Short-term debt, commercial paper, lease obligations, long-term debt and straight bonds are mainly for financing for business transactions and capital investment, etc. Although they involve liquidity risks that prevent the payment from being made on the payment due date, the liquidity risks are systematically mitigated through diversification of the timings of repayment or redemption. In addition, some of the aforementioned financial instruments are exposed to the risk of fluctuations in interest rates that are variable; however, for new loans, interest rate swaps are used for hedging purposes.

Lease deposits from lessees are the deposits and security deposits made under tenant lease agreements, etc.

Derivative transactions involve interest rate swap transactions to mitigate interest rate fluctuation risks in long-term obligations, currency swap transactions to mitigate exchange rate fluctuation risks, and forward exchange contracts. In addition, matters concerning hedge accounting such as hedging instruments, hedging policies, and methods for evaluating the hedging effectiveness are described under “(7) Significant accounting policy for hedging, 4. Matters concerning accounting policies under Notes to significant matters for preparation of consolidated financial statements.”

(3)	Risk management systems relating to financial instruments
(i)	Management of credit risks

As for trade receivables such as notes and accounts receivable-trade, the Sales Division and the Finance & Accounting Division in accordance with the policies of the Group, regularly monitor the status of business partners, manage the payment term and the outstanding balance of each business partner, and work to quickly grasp concerns over the recovery of the trade receivables and to lower the risk of bad debts arising from deterioration in financial positions.

Among investment securities, the market value for shares with market value are determined on a quarterly basis, and the financial position of the issuer of shares without market value are grasped regularly.

16

Part of lease deposits paid is backed by collaterals, such as by establishing mortgages and right of pledges.

For the use of derivatives, credit risk is recognized to be minimal because all contracting parties are highly-credited financial institutions.

(ii)	Management of market risks

The Group uses interest rate swap transactions to mitigate the risk of fluctuations in interest rates on borrowings, currency swap transactions to mitigate the risk of fluctuations in foreign exchange for loans and borrowings with respect to overseas consolidated subsidiaries, and forward exchange contracts. The derivative transactions are authorized on an individual basis following the internal settlement procedures for the executions of borrowings and loans. The Finance & Accounting Division executes and manages the transactions.

For investment securities, etc., market trends, market value, and financial position of the issuer (trade party) are regularly monitored and reported to management, and also the holding status of the investment securities is continuously reviewed.

(iii)	Management of liquidity risk relating to financing

The Group manages liquidity risk by having the Finance & Accounting Division timely develop and update the funding plan based on reports from each of the departments and by maintaining short-term liquidity.

(4)	Supplemental explanation regarding matters concerning market value of financial instruments

The market value of financial instruments is based on market prices, but if no market prices are available, their market value includes prices reasonably calculated. In calculating the relevant amount, certain premises and assumptions are adopted, and the use of different premises and assumptions may lead to changes in market value.

2.	Matters concerning market value of financial instruments

The consolidated balance sheet amounts, the market values, and the difference between these amounts are as follows. Shares without market value are not included in the following table (Please refer to the note (*1)). In addition, information on “Cash and deposits,” “Notes and accounts receivable-trade,” “Deposits paid to affiliates,” “Notes and accounts payable–trade,” “Income taxes payable,” “Deposits received from specialty stores,” “Deposits received,” “Notes payable-construction,” “Electronically recorded obligations-construction” and “Accounts payable – construction” is omitted, because these items are cash, or settled in a short period of time, and therefore their market values approximate their carrying amounts.

(Millions of yen)

	Consolidated balance sheet amount	Market value	Difference
(1) Investment securities (*1)	1,526	1,526	—
(2) Lease deposits paid (including lease deposits paid recoverable within one year, reported in “Other” under current assets)	53,306	45,818	(7,487)
Total assets	54,833	47,345	(7,487)
(1) Straight bonds (including current portion)	(455,000)	(437,061)	17,938
(2) Long-term debt (including current portion)	(214,905)	(210,335)	4,569
(3) Lease obligations (current liabilities and long-term liabilities)	(146,172)	(144,993)	1,179
(4) Lease deposits from lessees (including current portion under “Other” under current liabilities)	(156,462)	(151,823)	4,639
Total liabilities	(972,540)	(944,213)	28,326
Derivative transactions (*2) Hedge accounting is not applied	142	142	—

17

(*1)	Shares without market value are not included in “Investment securities.” The consolidated balance sheet amount of these financial instruments is as follows.

(Millions of yen)

Fiscal year ended February 28, 2025
Investment securities (including “Other” under investments and other assets)	7,599
Total	7,599
(*2)	The liability items are in brackets ( ). Derivative assets and derivative liabilities arising from derivative transactions are shown in net amount, and the derivative liabilities are shown in blankets ( ).

(Note 1) Amount of monetary claims that are to be collected after the consolidated balance sheet date

(Millions of yen)

	Due within 1 year	Due after 1 year through 5 years	Due after 5 years through 10 years	Due after 10 years
Cash and deposits	61,699	—	—	—
Notes and accounts receivable-trade	14,119	—	—	—
Deposits paid to affiliates	29,000	—	—	—
Lease deposits paid (*)	26	—	—	187
*	Lease deposits paid represents only those whose redemption schedule is certain, excluding those with the recovery date definitively indeterminable (¥53,092 million).

(Note 2) Repayment schedules after consolidated balance sheet dates for straight bonds, long-term debt and other interest-bearing debt

(Millions of yen)

	Due within 1 year	Due after 1 year through 5 years	Due after 5 years through 10 years	Due after 10 years
Straight bonds	63,000	329,500	37,500	25,000
Long-term debt	31,495	144,933	38,476	—
Lease obligations	29,105	74,753	40,955	1,357
Lease deposits from lessees	0	—	—	—

3.	Matters concerning the breakdown by level of market values of financial instruments, etc.

Market values of financial instruments are classified into the following three levels depending on the observability and significance of inputs used to determine the market values.

Level 1 market value:	Market value determined based on quoted prices formed in an active market for the asset or liability that is subject to the market value measurement, of observable inputs for market value measurement
Level 2 market value:	Market value determined using inputs for market value measurement other than Level 1 inputs, of observable inputs for market value measurement
Level 3 market value:	Market value determined using unobservable inputs for market value measurement

If multiple inputs that significantly affect market value measurement are used, the market value is classified into the lowest priority level in the market value measurement among the levels to which the inputs belong.

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(1)  Financial instruments recorded at market value in the consolidated balance sheet

(Millions of yen)

Classification	Market value
	Level 1	Level 2	Level 3	Total
Investment securities
Available-for-sale securities	1,526	—	—	1,526
Derivative transactions
Currency-related	—	142	—	142
Total assets	1,526	142	—	1,669

(2)  Financial instruments other than financial instruments recorded at market value in the consolidated balance sheet

(Millions of yen)

Classification	Market value
	Level 1	Level 2	Level 3	Total
Lease deposits paid	—	45,818	—	45,818
Total assets	—	45,818	—	45,818
Straight bonds (including current portion)	—	437,061	—	437,061
Long-term debt (including current portion)	—	210,335	—	210,335
Lease obligations (current liabilities and long-term liabilities)	—	144,993	—	144,993
Lease deposits from lessees (including current portion under “Other” under current liabilities)	—	151,823	—	151,823
Total liabilities	—	944,213	—	944,213

(Note 1) Explanation of valuation techniques used for market value measurement and inputs for market value measurement

Assets

Investment securities

Since the market values of listed shares are based on the prices on stock exchanges and they are traded in active markets, their market values are classified as Level 1 market value.

Lease deposits paid

The market values of lease deposits paid are determined by discounting future cash flows calculated based on the reasonably estimated redemption period at a risk-free rate, and are classified as Level 2 market value.

Derivative transactions

Because there are no quoted prices for derivative transactions, their market values are determined based on the prices presented by financial institutions with which we have transactions, and are classified as Level 2 market value.

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Liabilities

Straight bonds (including current portion)

The market value of straight bonds issued by the Company is calculated based on market prices. Because straight bonds have market prices but are not necessarily traded in active markets, their market values are classified as Level 2 market value.

Long-term debt (including current portion) and Lease obligations (current liabilities and long-term liabilities)

Their market values are measured based on the aggregate amount of principal and interests, and the interest rate taking into account the remaining period and credit risk of the debt or obligation, using the discounted cash flow method, and are classified as Level 2 market value.

Lease deposits from lessees (including current portion under “Other” under current liabilities)

The market values of lease deposits from lessees are determined by discounting future cash flows calculated based on the reasonably estimated redemption period at a risk-free rate, and are classified as Level 2 market value.

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Notes to asset retirement obligations

Asset retirement obligations recorded on the consolidated balance sheet

1.	Outline of the asset retirement obligations

Asset retirement obligations pertain to an obligation to restore to the original state, etc. in accordance with the real estate lease agreement on land for the malls.

2.	Method for calculating asset retirement obligations

Asset retirement obligations are estimated using the estimated usage period of 10 to 39 years and the discount rate of 0.0% to 2.2%.

3.	Changes in asset retirement obligations during the current fiscal year

(Millions of yen)

Balance at the beginning of the period	18,910
Adjustments due to the elapse of time	204
Increase (decrease) due to the change in estimates	12
Balance at the end of the fiscal year (including the current portion to be fulfilled)	19,127

Notes to rental and other investment property

The Company and certain consolidated subsidiaries own commercial leasing buildings in various regions nationwide as well as overseas (China and ASEAN region) for the purpose of generating profits from property leasing. Leasing profit related to rental properties, etc. (properties for lease owned by the Company and overseas master lease properties; malls under master lease in Japan and property management agreements are not included; the same applies hereinafter) amounted to ¥56,168 million for the current fiscal year (main leasing revenue was posted under operating revenue, while main leasing expenses were posted under operating expenses). Loss on sale of fixed assets amounted to ¥58 million (posted under extraordinary losses). Loss on retirement of fixed assets amounted to ¥751 million (posted under extraordinary losses) and impairment losses amounted to ¥6,787 million (posted under extraordinary losses).

The consolidated balance sheet amounts, changes during the period, and the market value related to property leasing are as follows.

(Millions of yen)

	Consolidated balance sheet amount
Use	Balance at the beginning of the period	Change during the period	Balance at the end of the period	Market value at the end of the current fiscal year
Commercial leasing buildings	1,301,231	30,815	1,332,046	1,781,427

(Notes)

1.	The balance sheet amount is stated at the acquisition price less the accumulated depreciation.
2.	The major increases during the current fiscal year were property acquisitions (¥70,538 million) and foreign currency translation adjustments (¥44,010 million), while major decreases were disposal and sales of fixed assets (¥855 million), impairment losses (¥6,787 million), and depreciation expense (¥76,269 million).
3.	The market value at the end of the current fiscal year is calculated based on appraisal reports and other information provided by an appraisal company.

21

Notes on revenue recognition

1.	Revenue from contracts with customers

(Millions of yen)

	Japan	China	Vietnam	Cambodia	Indonesia	Other (Overseas) (Note 1)	Total
Ancillary income (Note 2)	112,354	24,968	5,016	2,714	4,208	—	149,261
Other income (Note 3)	8,617	19	357	60	—	—	9,055
Revenue from contracts with customers	120,971	24,987	5,374	2,774	4,208	—	158,316
Other revenue (Note 4)	224,158	43,153	11,947	6,534	5,643	—	291,436
Operating revenue from external customers	345,129	68,141	17,321	9,308	9,852	—	449,753

(Notes)

1.	Other (Overseas) represents Myanmar, etc.
2.	Ancillary income mainly consists of common area expense income based on store-opening contracts with tenants.
3.	Other income mainly consists of PM management contract fees.
4.	Other revenue mainly consists of rental income based on store-opening contracts with tenants, which was recorded in accordance with the “Accounting Standard for Lease Transactions” (ASBJ No.13, March 30, 2007) and IFRS 16 “Leases.”

2.	Information that serves as a basis for understanding revenue

Information that serves as a basis for understanding revenue is as described in “4. Matters concerning accounting policies, (5) Accounting policy for significant revenue and expenses.”

3.	Information to understand the amount of revenue for the current fiscal year and for the following and subsequent fiscal years
(1)	Balances of contract asset and contract liability, etc.

Receivables from contracts with customers	¥11,250 million

Recorded in “Notes and accounts receivable-trade” on the consolidated balance sheet.

Contract liability	¥5,249 million

Recorded in “Other (current liabilities)” on the consolidated balance sheet.

(2)	Transaction price allocated to remaining performance obligations

The performance obligations are common area expense income based on store-opening contracts with tenants, etc., and revenue is recognized according to the actual contract period.

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Notes to per-share information

1.	Net assets per share	¥2,192.52
2.	Net income per share	¥62.66
3.	Diluted net income per share	¥62.66
(Note)	Basis for the calculation
Net income attributable to owners of parent	¥14,260 million
Amounts not attributable to shareholders of common stock	¥– million
Net income attributable to shareholders of common stock of parent	¥14,260 million
Average number of common stock outstanding during the period	227,558,204 shares
Increase in the number of common stock used in the calculation of diluted net income per share	33,469 shares

Notes to significant subsequent events

At a meeting held on December 24, 2024, the Board of Directors of the Company resolved that the Company would absorb its wholly owned specific subsidiary Yokohama Importmart Inc. in an absorption-type merger. The transaction in question took place on March 1, 2025.

1.	Transaction overview
(1)	Company name and business lines at the time of combination

Name of company subject to combination:	Yokohama Importmart Inc.

Business lines:	Management, operations, and development of commerical failures

(2)	Date of combination	March 1, 2025
(3)	Legal form of business combination

The merger was an absorption-type merger, with the Company as the surviving company and Yokohama Importmart Inc. as the absorbed company.

(4)	Name of company after combination

AEON MALL Co., Ltd.

(5)	Other matters related to the transaction

The objective of this merger is to further streamline management and operational functions within our Group.

2.	Overview of accounting treatment

We intend to adopt an accounting treatment reflecting a transaction under common control based on Accounting Standard for Business Combinations (ASBJ Statement No. 21, issued January 16, 2019) and Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures (ASBJ Guidance No. 10, issued January 16, 2019).

23

Notes to matters concerning significant accounting policies

1.	Measurement policy and method of assets
(1)	Measurement policy and method of securities
(i)	Stock of affiliates, and investment in capital of affiliates

Stated at cost determined by the moving-average method

(ii)	Available-for-sale securities

Securities other than shares without market value

Stated at market value (all valuation gains and losses are treated as a component of net assets and the cost of securities sold is determined by the moving-average method.)

Shares without market value

Stated at cost determined by the moving-average method

Investments in investment limited partnerships are carried at the net amount equivalent to the equity interest based on the latest financial statements obtainable according to the financial reporting data specified in the partnership agreement.

(2)	Measurement policy and method of derivatives

Derivatives	Stated at market value

2.	Method for depreciating and amortizing fixed assets
(1)	Property, plant and equipment

Depreciated using the straight-line method based on the economic useful life

The Company has adopted the following ranges of economic useful life for each asset category:

Buildings	2 to 39 years
Structures	2 to 39 years
Machinery and Equipment	3 to 17 years
Furniture and fixtures	2 to 20 years

(2)	Intangible assets

Amortized using the straight-line method

Software used in-house is amortized using the straight-line method over an estimated useful life of five years for internal use.

(3)	Long-term prepaid expenses

Amortized in equal installments based on contract periods and other factors (period of amortization: 2 to 50 years)

3.	Accounting policy for deferred assets

Bond issuance costs are treated as expenses when paid.

4.	Accounting policy for allowances and provisions
(1)	Allowance for doubtful receivables

The Company has recorded the estimated unrecoverable amount as the provision for losses arising from bad debt of receivables such as notes and accounts receivable-trade after reviewing the recoverability of ordinary receivables based on the historical bad debt ratio, and the recoverability of certain receivables such as doubtful account receivables on an individual basis.

24

(2)	Allowance for employee bonus

The Company has recorded the estimated amount of payment incurring during the current fiscal year as allowance for bonuses to be paid to employees, including part-time employees.

(3)	Allowance for director and corporate auditor performance-based remuneration

The Company has recorded the estimated amount of payment incurring during the current fiscal year as allowance for performance-based remuneration for director and corporate auditor.

(4)	Provision for retirement benefits

The Company has recorded retirement benefit obligations less pension assets at the end of the current fiscal year for the provision of retirement benefits for employees. In the calculation of retirement benefit obligations, the method of attributing estimated retirement benefits to terms up to the current fiscal year is in line with benefits calculation formula rules.

Actuarial differences are expensed from the following fiscal year using the straight-line method over a period not exceeding a certain period (10 years) of average remaining service period of employees when the actuarial differences are incurred.

(5)	Provision for loss on store closing

The Company has recorded estimated losses on store closing, including early cancellation penalty charges, which are reasonably expected to incur due to store closures.

5.	Accounting policy for revenue and expenses

The following is a description of the major performance obligations in the Company principal businesses related to revenue from contracts with customers and the usual time at which such performance obligations are satisfied (usual time at which revenues are recognized). For major Company transactions involving performance obligations related to real estate lease transactions based on mall-opening contracts with customers, the Company recognizes in accordance with the “Accounting Standard for Lease Transactions” (ASBJ No.13, March 30, 2007).

Common area expense income based on store-opening contracts, etc.

As the manager of commercial facilities operated by the Company and based on store-opening contracts with customers, we are obligated to provide security, cleaning, greenery management and other facilities management services, maintenance and management services related to electricity, water, and other facilities. We are also obligated to provide effective sales promotion activities for the benefit of tenants. As these services are provided to tenants in satisfaction of these performance obligations, the Company recognizes revenues over the contract period with tenants, primarily based on the passage of time.

In addition, a variable income component is included for maintenance and management obligations related to facilities such as electricity and water on a pay-as-incurred basis. The terms of this variable income are related to the actual use of electricity, water, etc., by tenants, and the variable income is allocated to the performance obligations related to the variable income in its entirety after considering the performance obligation and payment terms in the contract.

Payments from tenants are usually received prior to the satisfaction of performance obligations, or are generally collected within approximately one month from the time the performance obligations are satisfied, and do not include a significant financial component.

25

PM Management Contract Fees

Under management contract agreements with customers, the Company is obligated to perform all services related to the operation of commercial facilities, including the creation of operating policies, facility management services such as security and cleaning, and tenant leasing services. As these services are provided to customers in satisfaction of performance obligations, the Company recognizes revenues over the contract period with tenants, primarily based on the passage of time.

In addition, management contract agreements include a variable income component based on the operating performance of the commercial facilities in question as an incentive fee. The terms of this variable income are related to the actual commercial facilities management results, and the variable income is allocated to the performance obligation related to the variable income in its entirety after considering the entirety of the performance obligation and payment terms in the contract.

Payments from customers are usually received within one month of the satisfaction of the performance obligation and do not include a significant financial component.

6.	Accounting policy for translating significant foreign currency-denominated assets and liabilities into Japanese yen

Foreign currency-denominated monetary claims and obligations are translated into yen amounts at the rates of exchange in effect as of the balance sheet date. Differences are treated as a gain or loss.

7.	Accounting policy for hedging
(1)	Accounting policy for hedging

Deferred hedge accounting is used in principle. Moreover, special hedge accounting is applied to interest rate swaps that meet the criteria for special hedge accounting, and designated hedge accounting is applied to forward exchange contracts that meet the criteria for designated hedge accounting.

(2)	Hedging instruments and hedged items

Hedging instruments	Interest rate swaps, forward exchange contracts

Hedged items	Debts

(3)	Hedging policy

Based on the internal regulations, interest rate swaps are conducted for the purpose of hedging against the risk of fluctuations in interest rates and forward exchange contracts are conducted for the purpose of hedging against the risk of fluctuations in exchange rates.

(4)	Evaluation of hedging effectiveness

The Company compares fluctuations in market prices or cash flows between hedged items and hedging instruments over their respective periods from the start of hedging to the time of the measurement of effectiveness. The fluctuations in these parameters are used as a benchmark for evaluating hedging effectiveness. However, the evaluation of hedging effectiveness for interest rate swaps accounted for under special hedge accounting and forward exchange contracts accounted for under designated hedge accounting is omitted.

8.	Other significant matters concerning the preparation of nonconsolidated financial statements

Accounting treatment for retirement benefits

The accounting treatment for unrecognized actuarial gains and losses on retirement benefits is different from that applied in the consolidated financial statements.

26

Notes to accounting estimates

1.	Impairment of fixed assets
(1)	Amount recognized in nonconsolidated financial statements for the current fiscal year
Property, plant and equipment	¥802,055 million
Intangible assets	¥2,830 million
Long-term prepaid expenses	¥16,547 million
Impairment loss	¥531 million
(2)	Information that contributes to understanding of the content of accounting estimates

This information is provided under “Notes to accounting estimates, Impairment of fixed assets, (2) Information that contributes to understanding of the content of accounting estimates” of the consolidated financial statements.

2.	Evaluation of stock of affiliates, and investment in capital of affiliates
(1)	Amount recognized in nonconsolidated financial statements for the current fiscal year
Stock of affiliates	¥285,902 million
Investment in capital of affiliates	¥142,940 million
(2)	Information that contributes to understanding of the content of accounting estimates

If the effective market value of stock of affiliates or investment in capital of affiliates has decreased by about 50% or more relative to the acquisition cost, then the Company writes down such stock of affiliates or investment in capital of affiliates to the effective market value, unless there is sufficient evidence supporting the prospect of recoverability otherwise. In principle, effective market value is to constitute net assets per share (equity interests) based on financial statements of the respective affiliates, multiplied by the number of shares held (equity interests). However, effective market value may be calculated based on business plans, etc. of the relevant company, upon management approval.

Significant assumptions enlisted in estimating effective market value based on business plans, etc. include forecasted rates of market growth and the number of new mall openings. Rates of market growth are estimated based on available external data and publicly available information. Moreover, the number of new mall openings is estimated based on decisions made by the Company.

Evaluation of stock affiliates and investment in capital of affiliates recorded in the financial statements of the following fiscal year could be significantly affected under a scenario where significant assumptions of business plans deviate from future business results.

27

Notes to balance sheet

1.	Assets pledged as collateral

(Millions of yen)

Buildings and structures	5,342
Land	2,331
Total	7,674

Obligations backed by above collateral

(Millions of yen)

Current portion of long-term debt	476
Long-term debt	2,380
Total	2,857

2.	Accumulated depreciation of property, plant and equipment	¥436,705 million

3.	Loan commitment

The Company has entered into a loan commitment agreement with the consolidated subsidiaries, AEON MALL Investment (Cambodia) Co., Ltd. with the aim of making working capital and capital investment. The outstanding undrawn balance of the loan commitment at the end of the current fiscal year is as follows.

Total amount of loan commitment	¥19,445 million	(US$ 130 million)
Outstanding balance of loan undrawn	¥15,795 million	(US$ 105 million)
Difference	¥3,650 million	(US$ 24 million)

4.	Monetary claims from and monetary obligations to affiliates (excluding those presented separately)

Short-term monetary claims	¥859 million
Long-term monetary claims	¥1,064 million
Short-term monetary obligations	¥4,844 million
Long-term monetary obligations	¥495 million

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Notes to statement of income

1.	Losses on retirement of fixed assets consist of the following items.

(Millions of yen)

Buildings	142
Furniture and fixtures	15
Demolition and removal expenses	763
Other	0
Total	921

2.	Amount of transactions with subsidiaries and affiliates

Operating transactions
Operating revenue	¥1,994 million
Operating costs	¥1,726 million
Selling, general and administrative expenses	¥5,908 million
lNon-operating transactions	¥2,811 million

Notes to statement of changes in shareholders’ equity

1.	Breakdown of other retained earnings

(Millions of yen)

	Reserve for advanced depreciation of fixed assets	Reserve for tax system to promote open innovation	General reserve	Retained earnings brought forward	Total
Balance as of March 1, 2024	390	37	28,770	349,171	378,369
Changes during period
Cash dividends				(11,377)	(11,377)
Net income				22,923	22,923
Provision of reserve for advanced depreciation of fixed assets	—			—	—
Reversal of reserve for advanced depreciation of fixed assets	(7)			7	—
Provision of reserve for tax system to promote open innovation		79		(79)	—
Total of changes	(7)	79		11,473	11,545
Balance as of February 28, 2025	383	116	28,770	360,644	389,914

2.	Matters concerning the type and the number of treasury stock
Type of shares	The number of shares at the beginning of the current fiscal year (shares)	Increase in shares (shares)	Decrease in shares (shares)	The number of shares at the end of the current fiscal year (shares)	Remarks
Common stock	4,796	100	—	4,896	(Note)
(Note)	An increase in treasury stock is due to the Company’s purchase of 100 shares constituting less than one unit.

29

Notes to tax-effect accounting

1.	Breakdown of deferred tax assets and deferred tax liabilities by the cause of its occurrence

(Millions of yen)

Deferred tax assets
Accrued business office tax	354
Allowance for employee bonus	594
Provision for loss on store closing	1,181
Property, plant and equipment	9,955
Asset retirement obligations	5,417
Long-term prepaid expenses	1,559
Stock of affiliates paid-in capital reduction	2,110
Losses on valuation of stock of and investments in capital of affiliates	2,366
Allowance for doubtful receivables	22
Compensation	45
Other	1,981
Subtotal	25,589
Valuation allowance	(3,283)
Total	22,305
Deferred tax liabilities
Construction assistance fund receivables	0
Retirement costs corresponding to asset retirement obligations	2,947
Reserve for advanced depreciation of fixed assets	168
Net unrealized gain on available-for-sale securities	367
Other	191
Total	3,675
Net deferred tax assets	18,630

2.	Change in income tax rate after the balance sheet date

Following the enactment of the Act for Partial Amendment of the Income Tax Act, etc. (Act No. 13 of 2025) by the National Diet on March 31, 2025, a new Special Defense Corporate Tax will be introduced starting from fiscal years beginning on or after April 1, 2026.

As a result, the statutory effective tax rate used to calculate deferred tax assets and deferred tax liabilities for temporary differences expected to reverse in fiscal years beginning on or after March 1, 2027 will be revised from 30.5% to 31.4%. If the revised statutory effective tax rate were applied at the end of the current fiscal year, the amount of deferred tax assets (net of deferred tax liabilities) would increase by ¥453 million, while the adjustment to income tax – deferred (debit) would decrease by ¥464 million and the net unrealized gain on available-for-sale securities (credit) would decrease by ¥10 million.

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Notes to fixed assets used as lease

1.	Finance leases (as lessee)

Not applicable.

2.	Operating leases

The unexpired lease payment of the non-cancellable portion of operating lease transaction

(As lessee)

(Millions of yen)

Due within 1 year	58,788
Due after 1 year	277,073
Total	335,861

(As lessor)

(Millions of yen)

Due within 1 year	3,708
Due after 1 year	18,411
Total	22,120

Notes on revenue recognition

Information that serves as a basis for understanding revenue

Information that serves as a basis for understanding revenue is as described in “Notes to matters concerning significant accounting policies, 5. Accounting policy for revenue and expenses.”

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Notes to related-party transactions

1.	Parent company and major corporate shareholders, etc.

					Relationship
Type	Name	Capital or investments (million yen)	Primary business or occupation	Ownership percentage of voting rights (%)	The number of Interlocking directors, etc.	Business relations	Transactions		Transaction amount (million yen)	Item	Balance at the end of the period (million yen)
Parent company	AEON CO., LTD.	220,007	Pure holding company	Direct 58.24 Indirect 0.59	1	—	Entrustment of funds	Manage-ment of en-trusted funds	20,143	Deposits paid to affiliates	29,000
								Interest receipt	64	Other under current assets (accrued income)	31

2.	Subsidiaries and affiliates, etc.

					Relationship
Type	Name	Capital or investments	Primary business or occupation	Ownership percentage of voting rights (%)	The number of Interlocking directors, etc.	Business relations	Transactions		Transaction amount (million yen)	Item	Balance at the end of the period (million yen)
Subsidiary	AEON MALL Investment (Cambodia) Co., Ltd.	US$ 10 thousand	Mall Business	Direct 49.00 Closer parties or agreed parties 51.00	—	—	Lending of funds	Lending of funds	—	Long-term loans receivable from subsidiaries and associates	15,795
								Interest receipt	575	Other under current assets (accrued income)	131
Subsidiary	AEON MALL (CAMBODIA) CO., LTD.	US$ 512,925 thousand	Mall Business	100	1	—	Lending of funds	Repay-ment of funds	4,300	Long-term loans receivable from subsidiaries and associates	18,697
								Interest receipt	1,162	Other under current assets (accrued income)	162
Subsidiary	AEON MALL (CHINA) CO., LTD.	US$ 515,421 thousand	Mall Business	100	2	—	Borrowing of funds	Borrowing and repayment of funds	33,685	Short-term debt from subsidiaries and associates	17,705
								Payment of interest	504	Accrued expenses	345
Subsidiary	AEON MALL VIETNAM CO., LTD.	US$ 729,302 thousand	Mall Business	100	1	—	Underwriting of additional investments		17,626	–	—

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3.	Companies, etc. under the same parent company and the subsidiaries, etc. of other affiliates

					Relationship
Type	Name	Capital or investments (million yen)	Primary business or occupation	Ownership ratio (%)	The number of Interlocking directors, etc.	Business relations	Transactions	Transaction amount (million yen)	Item	Balance at the end of the period (million yen)
Subsidiary of the parent company	AEON Retail Co., Ltd.	100	General merchandise store	—	1	Store leasing and entrusted PM	Rental income, etc.	38,487	Notes and accounts receivable-trade	1,750
									Lease deposits from lessees	10,138
Subsidiary of the parent company	AEON Financial Service Co., Ltd.	45,698	Financial services	0.23	—	Outsourcing of credit operations	Credit charges	7,170	Accounts receivable-other	14,375

(Note)	Transaction conditions and decision policy thereof, etc.

The interest rate on funds entrusted to AEON CO., LTD. for their management is determined by taking into account the market interest rate. The amount stated is the average balance during the period.

Interest rates on loans to AEON MALL Investment (Cambodia) Co., Ltd. and AEON MALL (CAMBODIA) CO., LTD. are determined based on market interest rates.

Interest rates on borrowing of funds by AEON MALL (CHINA) CO., LTD. are determined based on market interest rates.

With regard to store leasing to AEON Retail Co., Ltd., rent is determined by revising each store lease agreement every three years by taking into account changes in economic conditions as well as taxes and public dues, etc. In addition, PM (Property Management) entrusted to the said company are determined by referring to general trading terms and conditions.

Credit operations outsourced to AEON Financial Service Co., Ltd. are determined based on general trading terms and conditions.

Notes to per-share information

1.	Net assets per share	¥2,096.98
2.	Net income per share	¥100.73
3.	Diluted net income per share	¥100.72
(Note)	Basis for the calculation
Net income	¥22,923 million
Amounts not attributable to shareholders of common stock	¥– million
Net income regarding common stock	¥22,923 million
Average number of common stock outstanding during the period	227,558,204 shares
Increase in the number of common stock used in the calculation of diluted net income per share	33,469 shares

Notes to significant subsequent events

The Company was subject to a business combination whereby it absorbed Yokohama Importmart Inc. through an absorption-type merger on March 1, 2025. For details, please refer to the Notes to significant subsequent events in the Consolidated Financial Statements.

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Details of nonconsolidated financial statements, etc. for the most recent business year of AEON CO., LTD.